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                                Exhibit 15
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                       Distribution and Service Plan


                       DISTRIBUTION AND SERVICE PLAN
                         PURSUANT TO RULE 12b-1


      1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall constitute the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), for The Walnut Street Prime Reserve Fund series (the "Series"), a portfolio of The Walnut Street Funds, Inc., a Maryland corporation (the "Company").

      2. The Company has entered into a Distribution and Services Agreement on behalf of the Series with Walnut Street Securities, Inc. (the Distributor"), under which the Distributor has agreed to use all reasonable efforts, consistent with its other business activities, to secure purchasers of the Series' shares of common stock (the "Shares"). Such efforts by the Distributor may include, but are neither required to include nor limited to, the following:

            (a) the formulation and implementation of marketing and promotional activities for the Shares, including mail promotions and television, radio, newspaper, magazine, and other mass media advertising;

            (b) the preparation, printing, and distribution of sales literature relating to the Shares;

            (c) the preparation, printing, and distribution of prospectuses and statements of additional information of the Series and reports to recipients other than existing shareholders of the Series;

            (d) obtaining such information, analyses, and reports about marketing and promotional activities as the Distributor may, from time to time, deem advisable;

            (e) making payments to securities dealers, registered representatives of such dealers, and others engaged in the sale of Shares or who engage in shareholder support services (excluding, however, payments for personal services for shareholders or the maintenance of shareholder accounts); and

            (f) providing training, marketing, and support to such dealers and registered representatives and others with respect to the sale of Shares.

      3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution and Services Agreement, the Series shall pay to the Distributor a monthly fee (the "12b-1 fee") at the annual rate of .35% of the Series' average daily net assets throughout the month. The daily net assets of the Series shall be determined as of 4:00 p.m. (New York City time) each day that the Company is open for



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business throughout the month.  (On days that the fund is not open for business, as set forth in the Series' prospectus, the net assets for such date shall be the amount determined on the most recent preceding day upon which the Company was open for business.) Such net assets shall be computed in the manner provided in the then current prospectus of the Series for the determination of the net asset value of the Shares. The Distributor may use all or any portion of the 12b-1 fee to compensate securities dealers or other persons who have engaged in the sale of Shares or in shareholder support services pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 of this Plan.

      4. The Series currently pays, and will continue to pay, an investment advisory and management fee to General American Investment Management Company (the "Adviser"), pursuant to an Investment Management Agreement between the Company (on behalf of the Series) and the Adviser (the "Management Agreement"). The Adviser may use its management fee or its other resources (regardless of source) to reimburse the Distributor for expenses incurred in connection with the distribution of Shares, including the activities referred to in paragraphs 2 and 3 hereof. To the extent that the payment of investment advisory and management fees by the Series to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares within the meaning of Rule 12b-1, such fee payments shall be deemed to be authorized by this Plan.

      5. This Plan shall become effective immediately upon its approval by the vote of a majority of the outstanding voting securities of the Series. This Plan has been approved by the affirmative vote of a majority of the Directors of the Company, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

      6. This Plan, unless sooner terminated as hereinafter provided, shall remain in effect for a period of one (1) year from and after the effective date hereof, and from year to year thereafter; provided, however, that such continuation shall be subject to approval annually by a vote of a majority of the Directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for such purpose. (If after the date of adoption of this Plan the Securities and Exchange Commission adopts any rule or regulation that requires shareholder approval for the continuation of this Plan, continuation of this Plan shall thereafter also be contingent upon the receipt of such approval in the manner required by such rule or regulation.) This Plan may be amended at any time by the Board of Directors; provided, that:

            (a) any amendment to increase materially the 12b-1 fee payable hereunder or any amendment of the Investment Management Agreement to increase materially the amount payable by the Series thereunder shall be effective only upon the approval by vote of a majority of the outstanding voting securities of the Series; and

            (b) any material amendment of the Plan shall be effective only upon approval of such amendment by a vote of a majority of the Directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon.

      7. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote


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of a majority of the outstanding voting securities of the Series.

      8. During the term of this Plan, the Company shall require the Distributor to provide the Company, for review by the Company's Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares (estimating such amounts when necessary or desirable) and the purposes for which such expenditures were made.

      9. This Plan does not require the Distributor to perform any specific type or level of distribution activities primarily intended to result in the sale of Shares.

      10. While this Plan is in effect, the selection and nomination of the Disinterested Directors of the Company shall be committed to the discretion of the Company's Disinterested Directors.

      11. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of this Plan, the agreements, or such reports, as the case may be, the first two (2) years in an easily accessible place.

      12. If any provision of this Plan shall be held or made invalid by court decision, statute, rule, regulation, or otherwise, the remainder of this Plan shall not be effected thereby.

      13. As used in this Plan, the phrase "vote of a majority of the outstanding voting securities" shall have the meaning set forth in Section 2(a)(42) of the 1940 Act.

Dated: May 5, 1993.


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